UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 16, 2022

CLS HOLDINGS USA, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55546	45-1352286
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11767 South Dixie Highway, Suite 115
Miami, Florida	33156
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (888) 359-4666

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (Section 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Section 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01         Entry into a Material Definitive Agreement.

Effective August 16, 2022, Andrew Glashow succeeded Jeffrey Binder as CLS Holdings USA, Inc.’s (the “Company”) Chief Executive Officer and we entered into a Third Amendment to Employment Agreement with him, pursuant to which we increased Mr. Glashow’s base salary to Two Hundred Sixty-Two Thousand Five Hundred Dollars ($262,500.00) per annum. Except as specifically amended by the Third Amendment, all terms of Mr. Glashow’s Employment Agreement, as amended, including Exhibit A thereto, remain in full force and effect.

Item 1.02         Termination of a Material Definitive Agreement

On August 16, 2022, the Company and Mr. Binder, its Chairman, CEO and member of the board of directors (the “Board”) mutually agreed to terminate Mr. Binder’s Employment Agreement, as amended, (the “Employment Agreement”) and Amended and Restated Confidentiality, Non-Compete and Property Rights Agreement (the “Non-Compete Agreement”). On the same date, Mr. Binder resigned as an officer and director of the Company and each of its subsidiaries, effective immediately, for personal reasons. The parties further agreed that neither party would have any further rights, duties or obligations under the Employment Agreement or Non-Compete Agreement. On the same date, to assure a smooth management transition, the Company and CLS Labs, Inc., a wholly owned subsidiary of the Company (“CLS Labs”), retained Mr. Binder as an independent contractor to perform consulting services for the Company, and entered into a consulting agreement (the “Consulting Agreement”) with Mr. Binder for a term of one year for no compensation other than reimbursement of his expenses. The Consulting Agreement also provides that Mr. Binder will not compete with the Company for a period of one year in the State of Nevada, and provides additional terms agreed upon between the Company and Mr. Binder as provided therein.

Item 5.02         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Jeffrey Binder as Chairman, CEO and Member of the Board of Directors

The disclosure set forth in Item 1.02 above is hereby incorporated herein by reference.

Appointment of David Zelinger as a Director

Effective, August 16, 2022, the Board appointed David Zelinger, age 49, as a Class III director to fill the vacancy on the Board created as a result of Mr. Binder’s resignation. Mr. Zelinger will hold office until the Company’s 2022 annual meeting of stockholders and until his successor has been duly elected and qualified. Mr. Zelinger, an independent director, shall serve on the Board’s Audit Committee.

Mr. Zelinger brings nearly 20 years of experience across the global investment banking and financial technology sectors. Mr. Zelinger spent over 8 years in the investment banking sector, 3 years on the buy-side managing credit derivative transactions at Archeus Capital followed by over 5 years as a Vice President at Deutsche Bank managing global USD swap trading. Mr. Zelinger joined the fintech sector in 2012 as a senior director at Markit, followed by serving as a managing director and country head at both startups and multi-national fintech firms.

In 2021, Mr. Zelinger joined LeafLink to help build LeafLink’s funding and technology solutions business in the Nevada market, gaining valuable insight into the underlying infrastructure of the cannabis market. Mr. Zelinger recently left LeafLink to rejoin the fintech industry as the Chief Operating Officer for RTX Fintech & Research but has remained closely engaged with the cannabis industry as his home-state of New York expands into adult use, advising new license holders on going to market, capital management and strategic planning.

Mr. Zelinger will enter into a standard indemnification agreement with the Company. In addition, Mr. Zelinger will receive the same compensation as may be paid to other non-employee directors of the Company.

There are no arrangements or understandings between Mr. Zelinger and any other person pursuant to which Mr. Zelinger was selected as a director. Mr. Zelinger is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933, as amended.

Appointment of Andrew Glashow as Chief Executive Officer

The disclosure set forth in Item 1.01 above is hereby incorporated herein by reference. A copy of the Third Amendment is attached as Exhibit 10.1 to this Current Report.

Item 9.01         Financial Statements and Exhibits.

(d)          Exhibits

Exhibit No.	Description

10.1	Third Amendment to Employment Agreement, dated August 16, 2022, by and between CLS Holdings USA, Inc. and Andrew Glashow

104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLS HOLDINGS USA, INC.

Date: August 22, 2022	By: /s/ Andrew Glashow
Andrew Glashow President and Chief Executive Officer